Exhibit 10.28

LICENSE AGREEMENT

This License Agreement (this “Agreement”) is made and entered into on January 12, 2024 (the “Signing Date”) and is effective as of February 1, 2024 (the “Effective Date”) by and between Lipocine Inc., a Delaware corporation (“Lipocine”), and Gordon Silver Limited, an Irish corporation (“GSL”). Lipocine and GSL may be referred to herein individually as a “Party”, and collectively as the “Parties”.

Recitals

Whereas, Lipocine owns or controls certain patent rights, know-how, Regulatory Approvals (hereinafter defined) and Regulatory Documents (hereinafter defined) relating to its proprietary drug products referred to as TLANDO and TLANDO XR;

WHEREAS, GSL and Verity Pharmaceuticals, Inc., a corporation incorporated in Delaware, United States of America (hereinafter “Verity”) are both Affiliates of Verity Pharmaceuticals, Inc. (Canada) a corporation organized and existing under the laws of British Columbia (hereinafter “Holding Company”) (GSL, Verity and Holding Company are hereinafter collectively referred to as “Verity Group”).

WHEREAS, GSL is engaged in, among other things, managing the Intellectual Property owned by or licensed to the Verity Group;

WHEREAS, Verity is engaged in the registration, promotion and commercialization of pharmaceutical products in the Territory;

Whereas, GSL desires to obtain from Lipocine, and Lipocine is willing to grant to GSL, the exclusive license to develop, manufacture, and commercialize TLANDO and TLANDO XR in the Territory, on the terms and conditions set forth herein.

Now, Therefore, based on the premises and the mutual covenants and obligations set forth below, and intending to be bound hereby, the Parties agree as follows:

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Definitions

For purposes of this Agreement, the following capitalized terms shall have the meanings as set forth below when used in this Agreement:

1.1 “Abbott Agreement” means the Amendment and Termination Agreement by and between Lipocine and Abbott Products, Inc., dated March 29, 2012, and the side-letter between Lipocine and Abbott Laboratories, dated July 3, 2012.

1.2 “Affiliate” means, with respect to a Person, another Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such Person. For purposes of this definition, “control” means (with correlative meanings for the terms “controlled by” and “under common control with”) the possession, direct or indirect, of the power to cause the direction of the management and policies of the applicable entity, whether through ownership of more than fifty percent (50%) of the voting securities of such entity, by contract or otherwise. A Person will be an Affiliate for purposes of this Agreement only so long as it satisfies the definition set forth above in this Section. For the avoidance of doubt, Affiliates of GSL include Holding Company and Verity.

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1.3 “                                           ” shall have the meaning ascribed to it in Section 4.4.

1.4 “Antares” means Antares Pharma, Inc. and its Affiliates.

1.5 “Antares TSA” means the Transition Services Agreement between Lipocine and Antares to be entered into by Lipocine and Antares prior to the Effective Date.

1.6 “Applicable Laws” means all laws, statutes and governmental rules and regulations, guidelines, notification of any Regulatory Authority applicable to any of the activities conducted under this Agreement.

1.7 “Assigned Assets” shall have the meaning ascribed to it in Section 2.5.

1.8 “Assigned Agreements” means those agreements listed in Exhibit B.

1.9 “Assigned Domain Names” means those domain names listed in Exhibit E.

1.10 “Authorized Generic Product” means with respect to a Licensed Product in a country, any oral pharmaceutical product Commercialized by GSL, its Affiliates or Sublicensees in such country that (a) contains the same active pharmaceutical ingredient as such Licensed Product, (b) is marketed in such country pursuant to or by cross reference to the Regulatory Approval for such Licensed Product or with the permission or authorization of GSL in such country, and (c) for TLANDO, is not marketed under TLANDO (or any replacement trademark thereof) and for TLANDO XR is not marketed under TLANDO XR or a trademark used by GSL at such time in its marketing of TLANDO XR.

1.11 “Available Inventory” shall have the meaning ascribed to it in the Antares TSA.

1.12 “Breaching Party” shall have the meaning ascribed to it in Section 11.2(b).

1.13 “Business Day” means any day other than a Saturday, Sunday, or a day on which banking institutions are authorized or obligated by law to be closed in New York, New York.

1.14 “Canada” means Canada and all its provinces and territories.

1.15 “Calendar Quarter” means each successive period of three calendar months commencing on January 1, April 1, July 1, and October 1, except that the first Calendar Quarter of the Term commences on the Effective Date and ends on the day immediately before the first to occur of January 1, April 1, July 1, or October 1 after the Effective Date, and the last Calendar Quarter ends on the last day of the Term.

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1.16 “Calendar Year” means the period beginning January 1 and ending December 31, except that the first Calendar Year of the Term commences on the Effective Date and ends following December 31 of the same year as of the Effective Date.

1.17 “Claim” means any claim, allegation, suit, complaint, action or legal proceeding.

1.18 “              ” means                                              ., its Affiliates or any successors or assigns thereof.

1.19 “                     ” shall have the meaning set forth in Section 7.8.

1.20 “                     Settlement Agreement” shall have the meaning set forth in Section 7.8.

1.21 “Commercialize” or “Commercialization” means any and all activities directed to the preparation for sale of, offering for sale of or sale of a Licensed Product, including such activities related to promotion, marketing, distribution and/or detailing of Licensed Product, but excluding activities directed to Development and Manufacturing.

1.22 “Commercialization Plan”                                                                                                                                                                                                                                                                                                                                                                       .

1.23 “Commercially Reasonable Efforts” means, with respect to specific tasks or activities conducted under this Agreement, the level of efforts and resources commonly used in the pharmaceutical industry to conduct such tasks or activities with respect to products at a similar stage (to the Licensed Product) in its product life and of similar market potential, based on information and conditions then-prevailing.

1.24 “Commercial Launch” means, with respect to the Licensed Product in a country in the Territory, the availability of the Licensed Product for commercial sale to the public, as evidenced by publicly available sales information (e.g., from Third Party data monitoring services such as IMS and Symphony).

1.25 “Confidential Information” means, as to a particular Party, all confidential or proprietary Information received or otherwise obtained by the other Party from such Party or its Affiliates pursuant to this Agreement, but excluding any specific Information that such other Party can demonstrate:

(a) is now, or hereafter becomes, available to the public other than as a result of a breach of this Agreement of the receiving Party, or its Affiliates, or any entity that obtained such Information from the disclosing Party in accordance with this Agreement;

(b) the receiving Party or its Affiliates already possesses prior to receipt thereof from the disclosing Party;

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(c) is obtained without restriction from a Third Party, to the knowledge of the receiving Party was not restricted from disclosing the same to the receiving Party or its Affiliates without restriction; or

(d) has been independently developed by the receiving Party or its Affiliates without the aid, application or use of any Confidential Information of the disclosing Party.

1.26 “Control” means, with respect to any material, item of Information, or intellectual property right, that the applicable Party, Antares or their respective Affiliates own or has a license, or sublicense (as applicable) (excluding a license granted pursuant to this Agreement) to such material, Information or right and has the ability to grant to the other Party access to use, ownership, a license and/or a sublicense as provided for in this Agreement under such material, item or right without violating the terms of any agreement or other arrangement with any Third Party as of the time such Party, Antares or their respective Affiliates would first be required hereunder to grant the other Party such access, ownership, license, or sublicense (as applicable).

1.27 “Develop” or “Development” means, with respect to a Licensed Product, all activities that are necessary or useful to obtain, support, or maintain Regulatory Approval (other than to obtain any pricing or reimbursement approvals) of such Licensed Product, including any such activities relating to research, preparing and conducting clinical studies and regulatory activities (e.g., preparing, filing, and obtaining regulatory applications and conducting required Phase IV Trials, if any). “Develop” or “Development” excludes the Commercialization of a Licensed Product.

1.28 “Development Plan” means a TLANDO Development Plan and/or TLANDO XR Development Plan.

1.29 “Dollar” or “$” means a United States dollar.

1.30 “                 ” means                                ~~.~~

1.31 “                  Supply Agreement” means the Commercial Manufacturing Services and Supply Agreement between Lipocine and                                                    , as amended as of October 13, 2021, including the applicable quality agreement.

1.32 “Event” shall have the meaning ascribed to it in Section 3.6.

1.33 “FDA” means the United States Food and Drug Administration, or any successor thereto.

1.34 “Field Infringement” shall have the meaning ascribed to it in Section 7.3(a).

1.35 “Field of Use” means (a) testosterone replacement therapy in males for conditions associated with deficiency or absence of endogenous testosterone, as indicated in the TLANDO NDA and TLANDO XR IND, (b) treatment of Klinefelter syndrome, and (c) all pediatric indications relating to testosterone replacement therapy in males for conditions associated with a deficiency or absence of endogenous testosterone.

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1.36 “Generic Product” means, with respect to a Licensed Product in a country, any product sold by a Third Party in such country that is not a Sublicensee of GSL or its Affiliates: (A) for which the Regulatory Approval relies on or refers to such Licensed Product as a reference product and (B) either (i) has an AB-rating in the Orange Book, or (ii) is approved by the applicable Regulatory Authority in Canada as interchangeable with or therapeutically equivalent to such Licensed Product.

1.37 “

1.38 “GSL Indemnitees” shall have the meaning ascribed to such term in Section 9.1.

1.39 “GSL Inventory” shall have the meaning ascribed to such term in Section 11.3(b).

1.40 “GSL Product Information” means all data, results, know-how and other Information generated, created, made or discovered or identified by or on behalf of GSL (or its Affiliate or Sublicensees) pursuant to work conducted under this Agreement, including in any clinical trials or other studies on a Licensed Product conducted under this Agreement.

1.41 “GSL Product Patent” means any patent or patent application that (a) is Controlled by Verity, its Affiliate or Sublicensee, and (b) claims or covers the research, development, use, manufacture or sale of Licensed Product, including all patent rights covering or claiming inventions made, generated, identified or discovered by or on behalf of GSL (or its Affiliate or Sublicensee) pursuant to work conducted under this Agreement.

1.42 “GSL Product Technology” means the GSL Product Information and the GSL Patents (or any part of aspect thereof).

1.43 “GSL-Supplied Product” shall have the meaning ascribed to such term in Section 4.3.

1.44 “Health Canada” means Canada’s regulatory agency responsible for approval of new drugs, or any successor thereto.

1.45 “Improvement” means any Invention that is (a) a modification, improvement or enhancement to the Licensed Product or Licensed Technology (and including all line extensions of a Licensed Product (e.g. for different dosage strengths of Licensed Product)), and (b) necessary or reasonably useful for the Development, Manufacturing, or Commercialization of Licensed Product, including all intellectual property rights therein and thereto.

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1.46 “IND” means an Investigational New Drug application, as defined in 21 C.F.R. 312 or any successor regulation, and any counterpart in Canada.

1.47 “Indemnified Party” shall have the meaning ascribed to it in Section 9.3.

1.48 “Indemnifying Party” shall have the meaning ascribed to it in Section 9.3.

1.49 “Information” means any and all data, results, Improvements, processes, methods, protocols, formulas, inventions, know-how, trade secrets and any other information, patentable or otherwise, which may include (but is not limited to) scientific, research and development, manufacturing know-how, pre-clinical, clinical, regulatory, manufacturing, safety, marketing, financial and commercial information or data.

1.50 “Invention” means any process, formulation, method, composition of matter, article of manufacture, discovery, improvement, know-how or finding that is conceived or reduced to practice (whether patentable or not) as a result of a Party, its Affiliates or, in the case of Verity, its Sublicensees exercising its rights or carrying out its obligations under this Agreement, including all rights, title and interest in and to the intellectual property rights therein.

1.51 “Joint Inventions” means any and all Inventions discovered or created jointly by or on behalf of Lipocine or its Affiliates, on the one hand, and GSL, its Sublicensees, or their respective Affiliates, on the other hand, whether or not patented or patentable.

1.52 “JSC” shall have the meaning ascribed to it in Section 3.1(c).

1.53 “Launch Date” means, with respect to a Licensed Product in a country, the date on which such Licensed Product is first sold by GSL, its Affiliates or Sublicensee to a Third Party (including a distributor) in such country, after Regulatory Approval for such Licensed Product in such country has been granted.

1.54 “Licensed Know-How” means the Information, including Regulatory Documents, that (a) is Controlled by Lipocine or its Affiliate, and (b) relates to Licensed Product and is needed for the Development and Commercialization of Licensed Product in the Field of Use in the Territory.

1.55 “Licensed Patents” means:

(a) the patents and patent applications set forth in Exhibit A;

(b) any and all patent applications that are continuations or divisionals of the patent applications described in (a) above;

(c) any and all issued and unexpired patents resulting from any of the applications described in (a) or (b) above;

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(d) any and all issued and unexpired reissues, reexaminations, renewals, or term extensions of any of the patents described in (a), (b) or (c) above;

(e) any and all foreign counterparts of any of the patents described in (a), (b), (c) or (d) above in the Territory; and

(f) any patent or patent applications Controlled now or in the future during the Term by Lipocine that constitute Improvements to the inventions described in the patents and patent applications set forth in Exhibit A.

1.56 “Licensed Product” means TLANDO® and TLANDO® XR.

1.57 “Licensed Technology” means the Licensed Patents and Licensed Know-How.

1.58 “Licensed Trademarks” mean the United States trademarks listed in Exhibit A.

1.59 “Lipocine Indemnitees” shall have the meaning ascribed to such term in Section 9.2.

1.60 “Losses” means costs and expenses (including, without limitation, reasonable legal expenses and attorneys’ fees), judgments, liabilities, fines, damages, assessments and/or other losses incurred in connection with investigating, defending or asserting any Claim for which indemnification is available hereunder.

1.61 “NDC” means national drug code number(s) as listed by the FDA.

1.62 “Net Sales” means the gross amounts invoiced and actually recorded by GSL, its Affiliates or Sublicensees, for sales of Licensed Product in the Territory to Third Parties (that are not Sublicensees) in an arm’s length transaction, in each case, less the following deductions to the extent actually allowed and taken in accordance with US GAAP:

(e) normal and customary trade, quantity, prompt pay and cash discounts actually allowed and properly taken directly with respect to sales of Licensed Product;

(f) returns, charge-back payments, rebates, fees, and discounts (or equivalents thereof) payable to trade customers, wholesalers, managed health care organizations, pharmacy benefit managers (or equivalents thereof), group purchasing organizations, specialty pharmacy providers, federal, state/provincial, local, or other governments, or their agencies or purchasers or reimbursers, including Medicaid, Medicare or other government special medical assistance programs and payer fees and discounts offered to patients via patient assistance program(s) (e.g., co-payment program);

(g) tariffs, duties, excise, sales, value-added and other taxes (but not taxes based on income); and

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(h) amounts credited for bad debt or uncollectible amounts on previously sold products, provided that any amount of bad debt or uncollectible amounts subsequently repaid or collected will be deemed Net Sales in the Calendar Quarter in which such repayment or collection is made.

For purposes of determining Net Sales, a Licensed Product shall be deemed to be sold when recorded as a sale in accordance with US GAAP, consistently applied. In the case such as barter or counter-trade of a Licensed Product, other than exclusively for money, Net Sales shall be calculated as above on the value of the consideration received or, if higher, on the fair market price of the Licensed Product. Notwithstanding the foregoing, Net Sales shall not include (and a “sale” shall not be deemed to have occurred in the event of) (i) transfers or dispositions of such Licensed Product for clinical purposes, compassionate use or as samples, in each case, without charge, or (ii) GSL’s or any Affiliates’ transfer of any Licensed Product to one another or to a Sublicensee, unless such transferee is an end user of the Licensed Product.

1.63 “Non-Breaching Party” shall have the meaning ascribed to it in Section 11.2(b).

1.64 “Other Licensees” shall have the meaning ascribed to it in Section 3.5.

1.65 “Patents” means all: (a) patents and patent applications, including any provisional patent applications, (b) any patent application claiming priority from such patent applications or provisional patent applications, including divisions, continuations, continuations-in-part, additions, (c) any patent that has issued or in the future issues from any of the foregoing patent applications, including any utility or design patent or certificate of invention, and (d) re-issues, renewals, extensions, substitutions, re-examinations or restorations, registrations and revalidations, and supplementary protection certificates and equivalents to any of the foregoing.

1.66 “Person” means an individual, a corporation, a partnership, an association, a trust, or other entity or organization, including a government or political subdivision or an agency thereof.

1.67 “Phase IV Trial” means a clinical trial of a pharmaceutical product initiated (i.e. first patient dosing) in the Territory in an approved indication after receipt of Regulatory Approval for such product in such indication in the Territory, to delineate additional information about such product’s risks, benefits and optimal use.

1.68 “Product Marks” shall have the meaning ascribed to it in Section 6.2 and shall include the Licensed Trademarks.

1.69 “Prosecution” shall have the meaning ascribed to it in Section 7.2.

1.70 “Regulatory Approval” means any approvals (including NDAs, NDSs, supplements, amendments, pre- and post-approvals and price approvals), licenses, registrations or authorizations of any national, regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity, necessary for the manufacture, marketing, distribution, use or sale of Licensed Product in the Territory.

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1.71 “Regulatory Authority” means any regulatory agency, department, bureau, commission, council or other governmental entity involved in granting approvals for the development, manufacturing, marketing, reimbursement and/or pricing of Licensed Product in the Territory.

1.72 “Regulatory Documents” means all regulatory documents and filings, correspondence with Regulatory Authorities, annual reports and amendments thereto related to Licensed Product in the Territory.

1.73 “Royalty Report” shall have the meaning ascribed to it in Section 5.4.

1.74                  means

1.75 “

1.76 “Sublicensee(s)” means any Third Party to which GSL or its Affiliate grants rights licensed to GSL pursuant to this Agreement.

1.77 “Term” means the term of this Agreement as set forth in Section 11.1.

1.78 “Territory” means the United States and Canada.

1.79 “Third Party” means any Person other than Lipocine or GSL or an Affiliate of either of them.

1.80 “TLANDO” means the testosterone undecanoate product described in the TLANDO NDA including all forms, compounds, formulations, presentations, specifications, manner of delivery, dosage strengths, line extensions, modifications, developments and Improvements of such product.

1.81 “TLANDO Development Plan” shall have the meaning ascribed to it in Section 3.2(d).

1.82 “TLANDO NDA” means new drug application 208088 for TLANDO in the United States.

1.83 “TLANDO NDS” means a new drug submission for the Licensed Product in Canada.

1.84 “TLANDO XR” means the testosterone tridecanoate product described in the TLANDO XR IND (which, as of the Effective Date, is LPCN 1111 Once Daily Oral TRT and has the proposed brand name TLANDO® XR), including all forms, compounds, formulations, presentations, specifications, manner of delivery, dosage strengths, line extensions, modifications, developments and Improvements of such product.

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1.85 “TLANDO XR Development Plan” shall have the meaning ascribed to it in Section 3.2(b).

1.86 “TLANDO XR IND” investigational new drug application 119099 for the TLANDO XR in the United States.

1.87 “Trademark” means any trade name, service mark, logo or trademark (whether or not registered), together with all goodwill associated therewith, and any renewals, extensions or modifications thereto.

1.88 “United States” means the United States of America and all of its dependent territories (including without limitation American Samoa, Puerto Rico, Guam, the Northern Mariana Islands, and the United States Virgin Islands)..

1.89 “US GAAP” means United States generally accepted accounting principles.

1.90 “Valid Claim” means (a) an unexpired claim of an issued patent within the Licensed Patents that has not been found to be invalid or unenforceable by a court or other authority in the country of the patent, from which decision no appeal is taken or can be taken, or (b) a pending claim in a patent application within the Licensed Patents that has not been abandoned or finally determined to be unpatentable by the applicable patent authority in a ruling or decision from which no appeal is taken or can be taken.

article 2

Licenses and Related Rights

2.1 License Grant; Sublicensing.

(a) Subject to the terms and conditions of this Agreement, Lipocine hereby grants to GSL an exclusive (even as to Lipocine and its Affiliate) license, under the Licensed Patents, Licensed Trademarks and the Licensed Know-How solely to Develop, manufacture, have manufactured, and Commercialize Licensed Product within the Field of Use in the Territory during the Term.

(b) GSL may sublicense the rights granted to it pursuant to Section 2.1(a) to a Sublicensee without the consent of Lipocine. Without limiting the foregoing, GSL shall advise Lipocine of each sublicense agreement and any amendments thereto within                        of execution, and all sublicenses shall be consistent with the terms and conditions of this Agreement.

(c) All licenses and other rights granted to GSL under this Agreement are subject to the rights and obligations of Lipocine under the                   Agreement. GSL shall comply with all applicable terms and conditions of the                    Agreement, and shall perform and take such actions as may be required to allow Lipocine to comply with its obligations thereunder, including but not limited to, obligations relating to sublicensing, patent matters, confidentiality, reporting, audit rights, indemnification and diligence; provided, however, that Lipocine shall pay directly to Abbott in accordance with the terms of the Abbott Agreement all royalties due and payable to                       pursuant to the                        Agreement based on Net Sales of TLANDO by GSL, its Affiliates and Sublicensees.

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2.2 Limitations on License Rights. GSL hereby covenants and agrees that it and its Affiliates and Sublicensees shall not during the Term: (a) use or practice the Licensed Technology or Licensed Trademarks for any use or purpose other than as expressly permitted by the license granted in Section 2.1, (b) directly or indirectly, develop, use, promote, market, offer for sale or sell any testosterone replacement therapy product comprising testosterone undecanoate, other than Licensed Product in the Field of Use, and shall not assist any Third Party in doing so, (c) without limiting (b), directly or indirectly, develop, use, promote, market, offer for sale or sell any testosterone therapy where such therapy is manufactured, commercialized and/or prescribed for the purpose of treating liver disease, NASH, cirrhosis, sarcopenia, cachexia, any end stage disease such as chronic kidney disease, end stage renal disease, congestive heart failure, idiopathic pulmonary fibrosis, cancer, muscle disorder, or other indication that is not a deficiency or absence of endogenous testosterone condition, even if any of the foregoing also happens to treat a deficiency or absence of endogenous testosterone condition, and (d) market, promote or sell any Licensed Product outside the Territory or anywhere outside the Field of Use. Further, GSL shall take all reasonable measures to prevent export of Licensed Product from the Territory to any country outside the Territory. All such activities and rights are expressly and exclusively reserved to Lipocine. For the avoidance of doubt, GSL shall not have any right under this Agreement to use or exploit the Licensed Technology for any purpose outside the Field of Use in the Territory or for any purpose outside of the Territory, inside or outside the Field of Use.

2.3 Limitations on Lipocine Rights. Lipocine hereby covenants and agrees that it and its Affiliates and Other Licensees shall not during the Term: (a) use or practice the Licensed Technology for any use or purpose in the Territory in the Field of Use, (b) use or practice the Licensed Trademarks for any use or purpose in the Territory, and (c) directly or indirectly, develop, use, promote, market, offer for sale or sell any testosterone replacement therapy product comprising testosterone undecanoate in the Territory in the Field of Use, and shall not assist any Third Party in doing so. Further, Lipocine shall take all reasonable measures to prevent export of Licensed Product in the Territory for use in the Field of Use from other countries or jurisdictions.

2.4 Retained Rights. Notwithstanding the licenses granted to GSL pursuant to Section 2.1, Lipocine retains all rights under the Licensed Technology: (a) to manufacture testosterone undecanoate and Licensed Product anywhere for Commercialization outside the Territory or Commercialization anywhere outside the Field of Use; (b) as needed to fulfill its obligations under this Agreement; and (c) to conduct research and development activities with respect to testosterone undecanoate and Licensed Product anywhere for use and sale outside the Territory and anywhere outside the Field of Use.

2.5 Assignments. Lipocine shall assign or cause Antares to assign to GSL all right title and interest in and to the Assigned Domain Names, Assigned Agreements, the TLANDO NDA, and the TLANDO XR IND (the “Assigned Assets”) on or before the Effective Date. GSL hereby accepts the assignment of the rights and obligations with respect to the Assigned Assets and shall comply with all such obligations arising out of the Assigned Assets as of the date assigned to GSL. For the avoidance of doubt, GSL shall have the obligation to maintain the TLANDO NDA in accordance with Applicable Laws as of the Effective Date.

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2.6 Licensed Trademarks Additional Terms.

(a) GSL shall comply with Lipocine’s reasonable instructions as to the form and manner in which the Licensed Trademarks may be used pursuant to this Agreement. GSL shall not alter or modify the Licensed Trademarks in any manner, without the prior written consent of Lipocine, such consent not to be unreasonably withheld, conditioned or delayed. GSL shall display the Licensed Trademarks only in connection with the Licensed Product and shall include all notices and legends with respect to the Licensed Trademarks as are required by applicable federal, state, provincial or local trademark laws or as reasonably requested by Lipocine. GSL shall, at all times, use Commercially Reaonable Efforts to preserve the value, validity and goodwill associated with the Licensed Trademarks.

(b) GSL acknowledges and agrees that it is familiar with the nature and quality of the Licensed Products with which GSL intends to use the Licensed Trademarks. Lipocine may request, from time to time, representative examples of all advertising and promotional material on which the Licensed Trademarks are used (collectively the “Materials”). GSL agrees to furnish examples of such Materials upon reasonable request and at no cost to Lipocine. To the extent that the use of the Licensed Trademarks as used in the Materials does not comply with the terms of this Agreement, Lipocine shall have the right to request modifications to the manner in which the Licensed Trademarks are used in connection with the Materials and GSL shall promptly consider and comply with all reasonable such requests..

(c) GSL hereby acknowledges that the Licensed Trademarks and all goodwill associated therewith are and shall remain the sole property of Lipocine and no rights are conferred upon GSL except as specifically set forth herein. Any and all goodwill arising from GSL’s use of the Licensed Trademarks shall inure solely to the benefit of Lipocine.

(d) Except as otherwise contemplated herein, GSL shall not, at any time, adopt or use, without Lipocine’s prior written consent, any mark confusingly similar to the Licensed Trademarks. GSL shall not contest or deny Lipocine’s exclusive ownership of the Licensed Trademarks, the validity or enforceability of the Licensed Trademarks, or oppose or seek to cancel any application or registration for the Licensed Trademarks by Lipocine, or aid others in doing so, either during the term of this Agreement or at any time thereafter.

(e) Upon reasonable request by Lipocine, or its successors and assigns, GSL agrees to reasonably cooperate with Lipocine, or its successors and assigns, and execute and deliver without further compensation any and all documents, and/or evidence of use reasonably necessary to secure or maintain protection for the Licensed Trademarks.

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article 3

Transfer Of Information; Development and Regulatory Matters

3.1 Product Information Transfer.

(a) Licensed Know-How. On the Effective Date, Lipocine will provide to GSL copies of the Licensed Know-How that is relevant to GSL to Commercialize TLANDO in the United States and to Develop, seek Regulatory Approval of, and Commercialize Licensed Product in the Territory to the extent then in Lipocine’s or its Affiliates’ possession and Control. The clinical data portion of the Licensed Know-How will be provided to GSL in computer-readable, SAS transport format, where practicable and available, and otherwise in printed format. All other portions of the Licensed Know-How will be provided to GSL in written form, electronically if reasonably practicable and otherwise in hard copy documents. If, during the Term, Licensed Know-How in Lipocine’s possession and Control are identified that is Controlled by Lipocine or its Affiliates and was, as of the Licensed Start Date, related to the Development or Commercialization of Licensed Product in the Territory in the Field of Use as contemplated in this Agreement, and was not previously provided to GSL pursuant to this Section 3.1(a), then Lipocine will provide such Licensed Know-How to GSL promptly after such identification.

(b) Reserved Rights. Notwithstanding the disclosures in subsection (a) above, it is understood that Lipocine (and its Affiliates and Other Licensees) shall have and retains the full rights to use, review, access, reference and incorporate all Licensed Know-How (including all data and information in Regulatory Documents disclosed to GSL) to satisfy its obligations hereunder and to exercise all of its retained rights.

(c) JSC; Development Information Exchange. Promptly after the Effective Date, the Parties will form a Joint Steering Committee (the “JSC”), consisting of two representatives selected by each Party. Each party may replace one or more of its representatives, in its sole discretion, effective upon written notice to the other Party of such change. The JSC shall meet for consultation and discussion purposes only and does not have any authority beyond the matters expressly set forth in this Agreement, and may not in any way amend or modify the terms or provisions of this Agreement, and may not enter into any agreement. Upon request of either Party ( no more than                                     ), the Parties will have a meeting of the JSC (which may be a video or telephonic conference, at either Party’s request) to discuss progress regarding the Development and/or Commercialization of Licensed Product in the Territory, and to exchange Information regarding the Development and/or Commercialization status and progress outside Territory and in the Territory and to discuss and exchange Information on any other matters relating to Licensed Product Development and Commercialization that either Party reasonably requests. The Party who calls the meeting shall prepare and circulate a draft agenda for review. Such meetings may be held with respect to specific Development and Commercialization subject matters (e.g., non-clinical, clinical, CMC, manufacturing). In addition, a Party may request that the other Party include in any JSC meeting its contract manufacturer, CRO and other relevant Person working on Licensed Product Development and/or Commercialization, to participate in the meeting to the extent important to such requesting Party’s Development and/or Commercialization activities, and the other Party will use reasonable efforts to accommodate such request.. The JSC shall keep reasonable minutes of all matters discussed and decisions made at the JSC meetings. The Party who hosts or requests the JSC meeting shall prepare the minutes of the meeting and circulate such minutes to the other Party or approval within                                          of the JSC meeting.

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3.2 Pharmaceutical Development in Territory.

(a) As of the Effective Date, GSL shall have sole control over and decision-making authority with respect to the Development of the Licensed Product in the Field in the Territory, including the conduct of any clinical trials (including Phase 4 Trials) necessary to obtain and maintain Regulatory Approval of the Licensed Product in the Field in the Territory. All Data obtained from Clinical Trials conducted by GSL shall be GSL Product Information.

(b)                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                              .

(c)                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                            .

(d)

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(e)                                                                                                                                                                                                                                                                                                                                                                                                                                                             .

3.3 Communications with Regulatory Authorities. From and after the Effective Date, except as otherwise set forth in this Agreement or the Antares TSA, GSL shall be responsible for all contacts with Regulatory Authorities with respect to Licensed Product in the Territory within the Field of Use. GSL shall have the responsibility, subject to the terms of this Agreement, to prepare and submit (a) all regulatory filings with Regulatory Authorities in the Territory as needed to conduct its Development, manufacture and Commercialization of Licensed Product in the Territory in the Field of Use, and (b) all applications to obtain Regulatory Approvals in the Territory. All such regulatory submissions shall be in compliance with all Applicable Laws. GSL shall keep Lipocine informed of all material developments regarding all such regulatory activities, shall provide to Lipocine copies of all regulatory submissions (including applications for Regulatory Approval) in the Territory and of all responses from Regulatory Authorities, shall provide Lipocine reasonable advance notice of any meetings or scheduled discussions with Regulatory Authorities in the Territory regarding Licensed Product, and shall update Lipocine as reasonably requested as to all progress and results of all such regulatory filings and meetings. Lipocine shall have the right to comment on all draft regulatory submissions, and GSL shall reasonably consider all such comments. GSL shall disclose and when requested, provide to Lipocine all regulatory and related Development Information, including Regulatory Authority communications, protocol submissions, annual reports, and licensing applications in a reasonable timeframe.

3.4 Regulatory Filings. GSL shall prepare, file and maintain with the appropriate Regulatory Authorities in the Territory, at its sole expense and in its own name, all documents (including all INDs) that are necessary to conduct any needed clinical studies of the Licensed Product for Regulatory Approval in the Territory in the Field of Use, and any other applications for Regulatory Approval that are needed to market and sell Licensed Products in the Field of Use in the Territory. Promptly after the submission of each such regulatory filing, GSL shall notify Lipocine that such regulatory filing has been made, and upon Lipocine’s request, GSL shall provide Lipocine with a copy of each such filing in English.

3.5 Information Exchange with Other Licensees. It is understood that Lipocine may enter into one or more license agreements with Third Parties (collectively “Other Licensees”) regarding license rights to TLANDO and/or TLANDO XR for development, use and/or sale outside the Territory or anywhere outside the Field of Use. In order to facilitate coordination of Development of Licensed Product on a worldwide basis, GSL agrees to use Commercially Reasonable Efforts to comply with reasonable requests by Lipocine to be consistent with the Development plans of Other Licensees on a worldwide basis. To that end, GSL and Lipocine will use reasonable efforts to discuss such coordination with GSL’s Development efforts on TLANDO. To the extent necessary for such coordination, Lipocine will use reasonable efforts to set up an information exchange network among Lipocine, its Other Licensees, contract manufacturers and GSL so that each of such parties will be able to exchange the necessary information needed by each such party. By way of example, with regard to the adverse event information, GSL will set up, maintain and manage a worldwide quality and adverse event reporting system network so that, for example, Lipocine, its Other Licensees and GSL can submit adverse event information to the applicable Regulatory Authority promptly in accordance with the regulatory requirements in their respective territory. To the extent pre-approved by Lipocine in writing, Lipocine and its Other Licensees will compensate GSL the direct costs (administrative, personnel, and IT systems) accrued by GSL to capture, maintain and report adverse event, quality or other information to the applicable Regulatory Authority outside the Territory. Aggregate direct costs will be compensated to GSL on a quarterly basis, one quarter in arrears to the accrual of these costs.

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3.6 Event Reporting. Each Party shall be responsible for reporting all Events (as defined below) associated with the Development or Commercialization of Licensed Product in its respective territory (as to GSL, the Territory and, as to Lipocine, outside the Territory) to the appropriate Regulatory Authorities in its respective territory, in accordance with all Applicable Laws, and shall provide the other Party copies of all such reports promptly after filing with the Regulatory Authorities. Additionally, in the event either Party receives information regarding Events related to the use of Licensed Product, such Party shall promptly provide the other Party with such information in accordance with the separate Safety Agreement to be entered into by the Parties promptly. For purposes of this Section 3.6, “Event” shall mean any Licensed Product complaint, adverse event or adverse drug reaction, including malfunctions, product failure, improper or inadequate design, manufacturer labeling, quality control or user error reported during the use of the Licensed Product by or on behalf of a Party, its Affiliates, Sublicensees and customers (including end users purchasing Licensed Product or using Licensed Product purchased from any of the foregoing). Each Party shall notify the other Party immediately of any Information received regarding any threatened or pending action by any public authority that may affect or related to the safety, efficacy, or other labeling claims of any Licensed Product. Without limiting the foregoing, the Parties shall negotiate in good faith and enter into a pharmacovigilance agreement consistent with this Section 3.6.

3.7 Rights of Reference. Each Party shall provide the other Party in writing letters of reference, granting that other Party (and its Affiliates, Sublicensees and Other Licensees) the right of reference for all purposes relating to Development or Commercialization of Licensed Product in their respective territories (for GSL, the Territory in the Field of Use, and for Lipocine, outside the Territory or anywhere outside the Field of Use) with respect to all filings with Regulatory Authorities made by or on behalf of the providing Party, its Affiliate, Other Licensees or Sublicensees relating to Licensed Product, and to all Regulatory Approvals, including, in the case of Lipocine as the referencing Party, to the TLANDO NDA and TLANDO XR IND. Such letters of reference shall expressly permit the receiving Party, to transfer such rights to its Affiliates and Other Licensees or Sublicenses, as the case may be, and allow such entities the right of reference to all such filings and Regulatory Approvals in the respective territories and fields of use and such rights of reference shall expressly be binding on any assignee or transferee of the providing Party’s rights to such filings and Regulatory Approvals under this Agreement. If a Regulatory Authority requires access to certain portions of any such filings, registrations and approvals related to Licensed Product for legal or regulatory purposes in connection with the receiving Party or its Affiliate’s or Other Licensee’s or Sublicensees’ Development and/or Commercialization efforts, including without limitation, for filing patent-related submissions, then the providing Party shall cooperate with such Regulatory Authority and make such portions available to the Regulatory Authority and, if legally required for the receiving Party to submit or pursue an application for Regulatory Approval, to the receiving Party (or its Affiliate or Other Licensee or Sublicensee) solely for such purpose.

3.8 Recall Matters. GSL shall observe and conform at all times with all legal requirements in order to maintain an effective system for the recall from the market in the United States and Canada of any Licensed Product used or sold in the United States and Canada. GSL will be responsible for conducting, in accordance with all Applicable Laws, all withdrawals or recalls of Licensed Product used or sold in the United States and Canada in the Field of Use, and will provide Lipocine with reasonable notice under the circumstances of such intended withdrawal or recall in an appropriate time, to the extent practicable, for Lipocine and GSL to discuss such intended action.

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3.9 Returns. GSL shall be responsible for any and all returns that shall arise in connection with sales/distribution of the Licensed Product by GSL, its Affiliates and Sublicensees; provided that Antares shall be entitled to direct any such activities related to Licensed Product bearing Antares’ NDC that was sold by GSL, its Affiliates and Sublicensees as permitted by the Antares TSA.

3.10 Commercialization Diligence. GSL shall use Commercially Reasonable Efforts to Commercialize the Licensed Products in the Territory within the Field of Use to maximize sales. Without limiting the foregoing and subject to Lipocine complying with its obligations under this Agreement, GSL shall (i) begin to Commercialize (including the sale of) TLANDO in the United States on February 1, 2024, and (ii) conduct any post marketing requirements of and commitments to the Regulatory Authorities. Commencing                                          from the Effective Date with respect to TLANDO in the United States, and at least                                  prior to the projected Commercial Launch of a Licensed Product in the Territory, GSL shall deliver to Lipocine a Commercialization Plan for the Licensed Product for review and comment, and provide Lipocine copies of any material revisions or amendments thereto made by GSL prior to Commercial Launch of the Licensed Product by GSL, its Affiliates or Sublicensees. GSL shall Commercialize the Licensed Product in accordance with the Commercialization Plan. After Commercial Launch of a Licensed Product, on a                                                                                            GSL shall submit an updated Commercialization Plan to Lipocine for its review and comment. Each Commercialization Plan shall include                                                                                                                                                                                      and GSL shall provide Lipocine with                                                  GSL shall assume sole responsibility for all reporting obligations to governmental authorities and rebate counterparties in connection with Licensed Product sold after February 1, 2024.

3.11 Reports.                                 after the end of each Calendar Quarter during the Term, GSL shall provide to Lipocine a written report concerning its (and its Affiliates’ and Sublicensees’, if applicable) efforts regarding Development and Commercialization of the Licensed Product in the Territory as carried out during                                                                  and as planned for the next                                   and the results of such efforts, which shall be consistent with the applicable Development Plan and Commercialization Plan,                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                   .

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article 4

Supply of Licensed Product

4.1 Manufacture of Licensed Product on behalf of GSL. GSL shall, at its sole discretion, cost and expense, manufacture or have manufactured Licensed Product for Regulatory Approval and Commercialization of the Licensed Product in the Territory within the Field of Use. Upon the assignment of                       Supply Agreement to GSL, GSL shall procure its supply of Licensed Product from                 in accordance with the terms of                              Supply Agreement                                                                                                                                                                                      or any other Third Party contracted by GSL for which GSL obtains Regulatory Approval.

4.2 Purchased Inventory. Without limiting Section 4.1, GSL shall have the right to purchase from Antares Available Inventory in accordance with the terms and conditions set forth in the Antares TSA. GSL acknowledges and agrees that GSL’s sale of Licensed Product bearing Antares Trademarks and NDC Numbers are subject to the terms and conditions of the Antares TSA. GSL acknowledges and agrees that any Available Inventory will be supplied to GSL “as-is”. LIPOCINE MAKES NO REPRESENTATIONS, GUARANTEES OR WARRANTIES OF ANY KIND, IMPLIED OR EXPRESSED, WITH RESPECT TO THE AVAILABLE INVENTORY, INCLUDING, WITHOUT LIMITATION, ANY WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, ALL OF WHICH ARE SPECIFICALLY DISCLAIMED.

4.3 GSL Supply of Licensed Product to Lipocine. Lipocine may request from time to time that GSL or its Affiliate sell Licensed Product to Lipocine for use outside the Territory or anywhere outside the Field of Use (“GSL-Supplied Product”) at a price equal to GSL’s Third Party cost of goods sold, plus an administration fee not to exceed                                  . GSL MAKES NO REPRESENTATIONS, GUARANTEES OR WARRANTIES OF ANY KIND, IMPLIED OR EXPRESSED, WITH RESPECT TO GSL-SUPPLIED PRODUCT IT SELLS TO LIPOCINE, INCLUDING, WITHOUT LIMITATION, ANY WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, ALL OF WHICH ARE SPECIFICALLY DISCLAIMED. Notwithstanding the foregoing, GSL shall use Commercially Reasonable Efforts to assist Lipocine in enforcing any warranties made by or obligations of, the manufacturer of the GSL-Supplied Product. Lipocine reserves the right to purchase Licensed Product for use outside the Territory or anywhere outside the Field of Use directly from                                      or any other Third Party.

4.4

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article 5

Consideration; Payments; Reports

5.1 License Fee. GSL shall pay to Lipocine by wire transfer a nonrefundable, noncreditable licensing fee of Eleven Million Dollars ($11,000,000) payable as follows:

(a) Two Million Five Hundred Thousand Dollars ($2,500,000) on the Signing Date;

(b) Five Million Dollars ($5,000,000) on the Effective Date;

(c) Two Million Five Hundred Thousand Dollars ($2,500,000) no later than January 1, 2025; and

(d) One Million Dollars ($1,000,000) no later than January 1, 2026.

5.2 Milestone Payments. GSL shall pay to Lipocine a one-time milestone payment in the amounts set forth below for the achievement of the applicable Development events and sales milestones with respect to Licensed Product in the United States and Canada by GSL, its Affiliates and/or Sublicensees:

Milestone Event	one-time Milestone Payment Amount

Approval of an TLANDO NDS in Canada by Health Canada

Approval of an NDA for TLANDO XR by the FDA

Upon the

Upon

Upon annual Net Sales of Licensed Product exceeding for the first time in a Calendar Year

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Upon annual Net Sales of Licensed Product exceeding for the first time in a Calendar Year

Upon annual Net Sales of Licensed Product exceeding for the first time in a Calendar Year

Upon annual Net Sales of Licensed Product exceeding for the first time in a Calendar Year

Upon annual Net Sales of Licensed Product exceeding for the first time in a Calendar Year

Upon annual Net Sales of Licensed Product exceeding for the first time in a Calendar Year

Upon annual Net Sales of Licensed Product exceeding for the first time in a Calendar Year

Upon annual Net Sales of Licensed Product exceeding for the first time in a Calendar Year

Upon annual Net Sales of Licensed Product exceeding for the first time in a Calendar Year

Upon annual Net Sales of Licensed Product exceeding for the first time in a Calendar Year

For clarity, (i) activities by GSL’s Affiliates or Sublicensees that, individually or collectively with GSL, achieve any of the above milestone events shall be deemed to meet the milestone, and (ii) if more than one sales milestone is met during a Calendar Year, the milestone payment for each milestone shall be payable. By way of example,

The payments set forth in Section 5.2 corresponding to each commercial sales milestone event shall only be payable one (1) time with respect to any and all Licensed Product developed under this Agreement. For clarity, if a milestone is achieved by the aggregate Net Sales of TLANDO and such milestone payment is made, then no repeat milestone payment is due for such milestone if such milestone is later achieved for a second time based on the Net Sales of TLANDO XR. For further clarity, the Net Sales of TLANDO XR shall be aggregated with the Net Sales of TLANDO to determine when any unpaid milestone has been achieved.

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Each such milestone payment hereunder shall be paid to Lipocine within                                      after meeting the applicable milestone event with respect to such milestone payment. All such milestone payments shall be nonrefundable and noncreditable against any other fees or payments due Lipocine under this Agreement.

5.3 Royalties.

(a) GSL shall pay royalties to Lipocine on sales of Licensed Product in the United States and Canada by GSL, its Affiliates and Sublicensees, such royalties as a percentage of Net Sales of Licensed Product, at the following royalty rates, which depend on the aggregate amount of Net Sales of all Licensed Product sold in the United States and Canada in the applicable Calendar Year:

Annual Net Sales	Royalty Rate

On all annual Net Sales	12%

On all annual Net Sales above but below	14%

On all annual Net Sales above	16%

(b) The royalty rates set forth in subsection (a) above shall each be increased by two percent (2%) (i.e. to 14%, 16% and 18%) for Net Sales made after

(c) The foregoing royalties shall be paid with respect to sales of the Licensed Product in the Territory by GSL, its Affiliates and Sublicensees, until the expiration of the Term.

(d)

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(e)

5.4 Payments; Reports. Payment of all sums due to Lipocine under this Article 5 shall be made to Lipocine by wire transfer, or electronic funds transfer (EFT), to the Lipocine’s following bank account (or to such other account as specified by Lipocine in writing):                                                                                                                                                                                                                                                                                                                                               Royalty reports of the sale of Licensed Product for each Calendar Quarter will be calculated and delivered to Lipocine under this Agreement within                                   of the end of each such Calendar Quarter (each, a “Royalty Report”); provided, however, that GSL shall provide to Lipocine a written estimate of Net Sales in a Calendar Quarter no later than                                       after the end of such Calendar Quarter in order for Lipocine to comply with its SEC reporting obligations.                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                  . Royalties to be paid pursuant to a Royalty Report shall be due and payable by GSL within                                       after receipt of invoice from Lipocine and shall be paid in US Dollars. GSL shall, and shall cause its Affiliates and Sublicensees to, keep complete and accurate records pertaining to the sale or other disposition of Licensed Product in sufficient detail to permit Lipocine to confirm the accuracy of all payments due hereunder.

5.5 Late Payments. Any amounts owed and not paid by GSL when due under this Agreement shall be subject to interest from and including the date payment is due through and including the date upon which GSL has made a wire transfer of immediately available funds as set forth in Section 5.4, at a per annum interest rate equal to the Prime Rate, as most recently published by the Wall Street Journal, plus                                              .

5.6 Tax Cooperation. The Parties agree to cooperate with one another and use reasonable efforts to avoid or reduce tax withholding or similar obligations in respect of all license fees, royalties, milestone payments, and other payments made by GSL to Lipocine under this Agreement.

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5.7 Audit. GSL and its Affiliates shall keep complete and accurate records of the underlying revenue and expense data relating to the calculations of Net Sales and payments required under this Agreement for                                 from the end of the Calendar Quarter in which the Net Sales were accrued. Lipocine shall have the right, at its own expense and no more than once per year, to have an independent, certified public accountant, selected by Lipocine and reasonably acceptable to GSL, review all such records upon reasonable notice and during regular business hours and under obligations of strict confidence, for the sole purpose of verifying the basis and accuracy of payments required and made under this Agreement within the prior                                       period, and identifying any inaccuracies. The Audit shall be completed within a                                  time period which GSL shall act in good faith providing reasonable efforts to support the timeline. No Calendar Quarter may be audited more than one time. Notwithstanding the foregoing,                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                   Before beginning its audit, the independent public accountant shall enter into a confidentiality agreement acceptable to GSL pursuant to which such independent public accountant shall keep confidential all information reviewed during such audit. The independent public accountant shall disclose to each Party (a) the accuracy of Net Sales reported and the basis for royalty and other payments made to Lipocine under this Agreement and (b) the difference, if any, such reported and paid amounts vary from amounts determined as a result of the audit GSL shall be entitled to receive a copy of each audit report promptly from the appointed Auditor. Should the inspection show a payment inaccuracy to Lipocine’s detriment, then GSL shall pay the amount of the discrepancy within                             days after being notified thereof and upon receipt of an invoice. Lipocine shall pay the costs of the inspection unless the discrepancy to Lipocine’s detriment is the greater of                                                                            for the period audited, in which case GSL shall pay to Lipocine the actual costs charged by such accountant for such inspection. In case of an overpayment by GSL, Lipocine shall issue a credit to GSL for the reported overpayment.

article 6

Commercialization of Licensed Products

6.1 Territory Commercialization Activities. GSL (itself or through an Affiliate) shall be responsible for all sales, marketing, and promotional activities for the Licensed Product(s) in the Territory in the Field of Use in accordance with this Agreement and the Commercialization Plan and shall bear all related costs and expenses.

6.2 Trademarks. GSL shall use the Licensed Trademarks when Commercializing of the Licensed Product in the Territory in the Field of Use. In addition, GSL shall have the right to select use and/or register one or more Trademark(s) for use in connection with the Commercialization of Licensed Product in the Territory in the Field of Use (the “Product Marks”), provided that no such Product Mark shall be confusingly similar to the Licensed Trademarks or any other Trademarks owned by Lipocine or its Affiliate. GSL shall own any such Product Mark that is created by GSL for the Licensed Product in the Territory for the Field of Use, and will directly seek to register, use, control and maintain the Product Mark(s) (other than the Licensed Trademarks) in the Territory, at its expense.

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article 7

Intellectual Property

7.1 Ownership of Information and IP.

(a) Lipocine shall remain the owner of and have control over all Licensed Know-How and all Licensed Patents, and including all Improvements, modifications or additions thereto made, created, developed or discovered by or on behalf of Lipocine or its Affiliate pursuant to or relating to this Agreement, which rights are subject only to the license rights granted in Section 2.1. For clarity, Lipocine shall not own or have control over any Improvements, modifications or additions to the Licensed Know-How and Licensed Patents made, created, developed or discovered by GSL in the course of carrying out its obligations under this Agreement, except as otherwise expressly set forth in Section 11.3(b).

(b) GSL shall own and control the GSL Technology, except as otherwise expressly set forth in Section 11.3(b).

(c) The Parties shall jointly own all Joint Inventions (including Joint Improvements). Subject to the rights granted by a Party to the other Party hereunder, (i) neither Party will have any obligation to obtain any approval or consent of, nor pay a share of the proceeds to or account to, the other Party to practice, enforce, license, assign or otherwise exploit any Joint Inventions (including Joint Improvements), and each Party hereby waives any right it may have under the laws of any jurisdiction to require such approval, consent or accounting; and (ii) each Party hereby grants to the other Party a nonexclusive, royalty-free, worldwide license, with the right to grant sublicenses through multiple tiers (except as otherwise expressly provided in this Agreement) under their undivided interest in the Joint Inventions (including Joint Improvements), to exploit the Joint Inventions subject to the terms and conditions of this Agreement.

7.2 Prosecution and Maintenance. Lipocine will have the sole responsibility and discretion, using its Commercially Reasonable Efforts, for the filing, prosecution, and maintenance of the Licensed Patents and Patents associated with Joint Inventions before the patent authorities in the Territory (the “Prosecution”), including conducting or defending any interferences or similar proceedings and in obtaining and maintaining any patent extensions, supplementary protection certificates and the like with respect to the Licensed Patents. All costs and expenses in relation to any Prosecution in the Territory shall be borne by Lipocine. Lipocine will consult with GSL reasonably regarding such Prosecution efforts and shall consider and take into account any reasonable GSL comments with regards to such efforts. To that end, Lipocine will keep GSL reasonably informed of the progress with regard to Prosecution activities in the Territory, to the extent such progress reasonably relates to the claims in the Licensed Patents that relate to the Licensed Product and are licensed to GSL under this Agreement.

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7.3 Infringement by Third Parties.

(a) If either Party becomes aware of any infringement, misappropriation, or violation, actual or suspected, of the Licensed Technology or Licensed Trademarks by a Third Party in the Territory in the Field of Use, including with respect to any ANDA litigation claims under the Drug Price Competition and Patent Tenn Restoration Act of 1984 (Public Law 98-417, known as the Hatch- Waxman Act), as amended (a “Field Infringement”), it shall promptly give notice to the other Party in writing specifying the particulars of the suspected infringement.

(b)

(c)

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7.4 Defense. Each Party shall promptly notify the other Party upon receiving written notice of any potential infringement, or any Third Party claim or action against Lipocine or GSL or any of their Affiliates, Sublicensees or Other Licensees for possible infringement, of a Third Party patent right resulting from the Development or Commercialization of Licensed Product in the Territory in the Field of Use. Subject to the indemnification and defense obligations of the Parties under Article 9, each Party shall be responsible for defending, and shall control the defense of, any such action brought against such Party. The Parties shall confer with each other and cooperate in the defense of any such action whether or not both Lipocine and GSL are named parties. Neither Party shall enter into any settlement of any action under this Section 7.4 that materially negatively affects the other Party or its rights or interests under this Agreement without such other Party’s written consent, which consent shall not be unreasonably withheld or delayed.

7.5 Third Party Declaratory Judgment or Patent Challenges. If a Third Party asserts, in a declaratory judgment action, administrative proceeding (e.g. inter parties review), or similar action, that a Licensed Patent is invalid or unenforceable, then the Party first becoming aware of such action or claim shall promptly give written notice to the other Party. Lipocine shall have the first right, but not obligation, to defend against such action or claim. If Lipocine elects to not defend against such action or claim, GSL shall have the right, but not an obligation, to defend against such action or claim. Any costs and expenses with respect to such defense with respect to such Licensed Patent shall be borne by the defending Party.

7.6 Cooperation. Each Party agrees to reasonably cooperate with the other Party in the filing, prosecution, maintenance, defense and enforcement of Licensed Patents, as set forth in this Article 7, including joining an action or proceeding if reasonably requested, signing any necessary legal papers, and providing the other Party with data or other information reasonably requested in support thereof. Each Party shall keep the other Party reasonably informed of the substantive developments with respect to any enforcement or defensive actions under this Article 7 regarding Licensed Patents. In the event that one Party but not the other initiates, maintains, prosecutes, defends and/or controls litigation pursuant to section 7.2(b), the opposite Party shall reasonably cooperate with the first Party in the litigation.

7.7 Marking. All Licensed Products shall be marked with the patent numbers of issued patents within Licensed Patents that cover such Licensed Products, to the extent permitted by law in the Territory.

7.8 Settlement. GSL acknowledges that Lipocine and                   have entered into a Confidential Settlement Agreement, dated July 13, 2021, attached hereto as Exhibit C (the “                 Settlement Agreement”). Lipocine acknowledges and agrees that GSL’s written consent shall be required for any amendment to the                  Settlement Agreement. GSL acknowledges and agrees that the                  Settlement Agreement sets forth certain terms and conditions related to the                  Patents, including as set forth in Sections 2.3, 2.4, 2.6, and 6.6 of the                  Settlement Agreement. Without limiting the foregoing, GSL shall not have any right under this Agreement to, and shall not assist any Person to or request Lipocine to, enforce any Patent including the Licensed Patents against                  , its affiliates, directors, officers, employees, agents, representatives, heirs, assigns, predecessors, successors, licensees (of the                  Patents relating to oral testosterone undecanoate products), marketing partners, manufacturers, importers, suppliers, distributors, and customers (collectively the “                 Parties”) with respect to an oral testosterone undecanoate product in the Field of Use. GSL agrees not to, and shall not assist any Person to or request Lipocine to, challenge the validity or enforceability of any                  Patents claiming oral testosterone undecanoate products in the Field of Use, and GSL further agrees not to, and shall not assist any Person to or request Lipocine to assist it to, commercialize a generic version of Jatenzo® or a generic version of any oral testosterone undecanoate product in the Field of Use that references a NDA Controlled by                  , per the terms of Section 2.6 of the                  Settlement Agreement. GSL further agrees that the Governing Law and Venue of the                  Settlement Agreement shall be governed by the laws of the State of Delaware, and GSL agrees not to make any public statements or take actions to disparage the name of                  , per the terms of Section 6.6 of the                  Settlement Agreement.

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article 8

Representations, Warranties And Covenants

8.1 Representations and Warranties of Lipocine. Lipocine hereby represents and warrants to GSL as follows:

(a) Corporate Existence and Power. Lipocine is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, U.S.A, and has full corporate power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted.

(b) Authority and Binding Agreement. Lipocine has the requisite corporate power and authority and the legal right to enter into this Agreement and perform its obligations hereunder. Lipocine has taken all necessary corporate action on its part required to authorize the execution and delivery of the Agreement and the performance of its obligations hereunder. The Agreement has been duly executed and delivered by Lipocine and constitutes a legal, valid and binding obligation of Lipocine that is enforceable against it in accordance with its terms subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(c) No Violation. The execution, delivery and performance of its obligations under this Agreement by Lipocine does not (i) contravene any provision of its constating or organizational documents; (ii) violate or result in a breach of any material agreement or other binding instrument, including, without limitation, the Antares TSA an the               Settlement Agreement, to which it is a party or by which it may be bound, constitute a default (or an event that with notice or lapse of time or both would become a default), result in the termination of, or accelerate the performance required by, or result in a right of termination, purchase, sale, cancellation, modification or acceleration under any of such agreement or other binding instrument, nor (iii) violate or conflict with any Applicable Laws . Further, Lipocine has no knowledge or belief that the exercise of GSL’s rights under the license granted under section 2 will infringe any Third Party intellectual property rights but rather, believes that the exercise of GSL’s rights under the license granted under Section 2 will not infringe any Third Party intellectual property rights.

(d) Patent Rights. Lipocine Controls the Licensed Patents listed on Exhibit A, has the right to grant the license under the Licensed Technology granted in Section 2.1 and has not assigned, transferred, conveyed or licensed its right, title and interest in the Licensed Technology in the Territory in the Field of Use in a manner inconsistent with such license or the other material terms of this Agreement. Lipocine has no knowledge or belief that the Licensed Patents in the Territory are invalid or unenforceable. Lipocine has no knowledge or belief that any Third Party is challenging (or intends to challenge) the validity or enforceability of the Licensed Patents in the Territory.

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(e) Litigation. There is no action, suit, claim, investigation or other legal proceeding pending or, to Lipocine’s knowledge or belief, threatened against Lipocine, its Affiliates or Other Licensees, which could challenge or seek to prevent, enjoin or otherwise delay Lipocine from fulfilling its obligations hereunder or that alleges that Lipocine’s activities with respect to the Licensed Products have infringed any of the intellectual property rights of any Third Party.

(f) as of the Effective Date, the Assigned Agreements represent all of Lipocine’s material agreements with Third Parties as of the Effective Date that are specifically and substantially directed to the Licensed Products;

(g) as of the Effective Date, to Lipocine’s knowledge, it has made available to GSL a copy of (i) all relevant material data and information with respect to the Licensed Products, (ii) any material correspondence to and from any Regulatory Authority concerning the Licensed Products (including, but not limited to, with respect to the termination, suspension or material modification of any Clinical Trials of the Licensed Products) and (iii) all adverse event files and complaint files related to the Licensed Products that were reported to the FDA, with respect to the foregoing subclauses (i)-(iii), that are in the possession of Lipocine as of the Effective Date.

(h) to its knowledge, as of the Effective Date, all filings with and submissions to the FDA made by Lipocine related to the Licensed Products, whether oral, written or electronically delivered, were true, accurate and complete in all material respects as of the date made, and, to the extent required to be updated, as so updated remain true, accurate and complete in all material respects as of the date hereof and do not materially misstate any of the statements or information included therein, or omit to state a material fact necessary to make the statements therein not misleading;

(i) to Lipocine’s knowledge, the Licensed Patents listed on Exhibit A represent all Patents Controlled by Lipocine as of the Effective Date that are necessary or reasonably useful for GSL’s Development, Manufacture or Commercialization of the Licensed Products as contemplated by this Agreement;

(j) as of the Effective Date, it is the sole and exclusive owner of the entire right, title, and interest in the Licensed Patents listed on Exhibit A, and to its knowledge and belief, the Licensed Patents are free of any encumbrance, lien, or claim of ownership by any Third Party;

(k) to its knowledge, all Development and Manufacture of the Licensed Products prior to the Effective Date has been performed in all material respects with Applicable Law (including GMP, as applicable);

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(l) to its knowledge, all Clinical Trials conducted on the Licensed Products prior to the Effective Date have complied in all material respects with all Applicable Law (and all Data was collected and maintained in accordance in all material respects with all applicable Data Security and Privacy Laws);

(m) as of the Effective Date: (i) Lipocine has not received any written communication, or, to its knowledge and belief, been named in any proceeding, alleging or implying that Lipocine’s, or its Affiliates and/or Other Licensees’ use of the Licensed Technology is infringing or misappropriating any intellectual property of a Third Party or Person; (ii) no action has been instituted or, to Lipocine’s knowledge and belief, threatened relating to any Licensed Technology; and (iii) to Lipocine’s knowledge and belief no Licensed Technology is subject to any proceeding or outstanding order or stipulation restricting in any way the use, transfer, or licensing by GSL, or which may adversely affect the validity, use, or enforceability of such Licensed Technology;

(n) to its knowledge, as of the Effective Date, there is no unauthorized use, infringement or misappropriation of any of the Licensed Technology by any Person, including any employee, former employee, independent contractor or consultant of Lipocine, except as would not, individually or in the aggregate, result in a material adverse effect on Lipocine nor GSL’s rights under this Agreement;

(o) the execution, delivery and performance by Lipocine of this Agreement and its compliance with the terms and provisions hereof does not, to its knowledge, violate or result, in any material respect, in a breach of or default under any binding obligation or agreement of Lipocine existing as of the Effective Date;

(p) as of the Effective Date, the TLANDO XR IND is the IND covering TLANDO XR;

(q) other than the                  Agreement, there are no other Third Party agreements pursuant to which Lipocine owes royalties with respect to the Licensed Technology or Licensed Products in the Territory in the Field of Use.

(r) Disclaimer. Except as expressly set forth in this Section 8.1, All INTELLECTUAL PROPERTY RIGHTS, ASSETS, materials and information provided TO GSL under THIS AGREEMENT are being provided “as is” and without any representations or warranties. Except as expressly set forth above in this Section 8.1, Lipocine makes no representations or warranties, EXPRESS OR IMPLIED, of any kind, INCLUDING as to MERCHANTABILITY, FITNESS FOR A PARTICULAR USE OR NON-INFRINGEMENT. Specifically, EXCEPT AS EXPRESSLY SET FORTH ABOVE IN THIS SECTION 8.1 Lipocine does not warrant the validity or enforceability of the Licensed PatentS, or that the Licensed Patents or Licensed Know-How may be exploited without infringing other patents or other intellectual property rights of Third Parties.

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8.2 Representations and Warranties of GSL. GSL hereby represents and warrants to Lipocine as at the Effective Date as follows:

(a) Corporate Existence and Power. GSL is a corporation duly organized, validly existing and in good standing under the laws of Ireland, and has full corporate power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted.

(b) Authority and Binding Agreement. GSL has the requisite corporate power and authority and the legal right to enter into this Agreement and perform its obligations hereunder. GSL has taken all necessary corporate action on its part required to authorize the execution and delivery of the Agreement and the performance of its obligations hereunder. The Agreement has been duly executed and delivered by GSL and constitutes a legal, valid and binding obligation of GSL that is enforceable against it in accordance with its terms subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(c) No Conflict. The execution, delivery and performance of this Agreement by GSL does not conflict with, and would not result in a breach of, any material agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any material law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.

(d) Permits. GSL will maintain all licenses, authorizations, and permissions necessary under Applicable Law for meeting and performing its obligations under this Agreement.

(e) Accounting Standards. GSL will maintain a commercially reasonable system of internal accounting controls in compliance with Applicable Laws and US GAAP.

8.3 Additional Covenants

(a) Anti-Bribery and Anti-Corruption Compliance.

(i) Neither Party has directly or indirectly, offered, promised, paid, authorized or given, nor will in the future, offer, promise, pay, authorize or give, money or anything of value, directly or indirectly, to any Government Official (as defined below) or Other Covered Party (as defined below) for the purpose of: (i) influencing any act or decision of the Government Official or Other Covered Party; (ii) inducing the Government Official or Other Covered Party to do or omit to do an act in violation of a lawful duty; (iii) securing any improper advantage; or (iv) inducing the Government Official or Other Covered Party to influence the act or decision of a government or government instrumentality, in order to obtain or retain business, or direct business to, any person or entity, in any way related to this Agreement. For purposes of this Agreement: (A) “Government Official” means any official, officer, employee or representative of: (x) any federal, state, provincial, county or municipal government or any department or agency thereof; (y) any public international organization or any department or agency thereof; or (c) any company or other entity owned or controlled by any government; and (B) “Other Covered Party” means any political party or party official, or any candidate for political office.

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(ii) Neither Party is aware of any Government Official or Other Covered Party having any financial interest in the subject matter of this Agreement or in any way personally benefiting, directly or indirectly, from this Agreement.

(iii) No political contributions or charitable donations shall be given, offered, promised or paid at the request of any Government Official or Other Covered Party that is in any way related to this Agreement or any related activity, without the other Party’s prior written approval.

(b) No Misappropriation or Infringement. GSL covenants to Lipocine that GSL shall not knowingly misappropriate or infringe any trade secret, patent or other intellectual property of Third Party in its activities to Develop, manufacture or Commercialize Licensed Products.

(c) No Debarment. GSL covenants to Lipocine that, in the course of conducting its activities under this Agreement, GSL shall not knowingly use any employee or consultant who is or has been debarred by any Regulatory Authority or is or has been the subject of debarment proceedings by any Regulatory Authority.

(d) Compliance with Applicable Law. GSL and Lipocine covenants to comply with all Applicable Laws in performing or conducting its activities under this Agreement, including all applicable anti-corruption laws, including the Foreign Corrupt Practices Act of 1977, as amended (“FCPA”) and all laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions. Neither Party shall offer, promise or pay any political contributions or charitable donations at the request of any Government Official or Other Covered Party that is in any way related to this Agreement or any related activity, without the other Party’s prior written approval.

article 9

Indemnification

9.1 Indemnification by Lipocine. Lipocine hereby agrees to defend, hold harmless and indemnify GSL and its Affiliates and Sublicensees, and each of their respective officers, directors and employees (collectively, the “GSL Indemnitees”), from and against any and all Losses suffered by GSL Indemnitees arising directly out of any Claim brought by a Third Party against a GSL Indemnitee to the extent based upon or results from: (i) any breach of Lipocine’s representations and warranties set forth in Section 8.1 of this Agreement; (ii) Lipocine’s failure to perform any covenant or agreement of Lipocine set forth in this Agreement; (iii) the exercise or practice by Lipocine or its Affiliates or Other Licensees of any retained rights under Section 2.4, including without limitation, the Development, manufacture or Commercialization of Licensed Product (including GSL-Supplied Product) by or for Lipocine or its Affiliates outside the Territory; (iv) the negligence or willful misconduct of Lipocine, its Affiliates, Other Licensees or their respective offices, directors, employees, shareholders, agents or contractors; (v) the Commercialization of Licensed Product (including GSL-Supplied Product) by or on behalf of Lipocine, its Affiliates or its Other Licensees outside the Field of Use in the Territory or outside the Territory in or outside the Field of Use; (vi) the Development, manufacture or Commercialization of Licensed Product by or on behalf of Lipocine or its Affiliates or Other Licensees prior to the Effective Date; (vii) Third Party (including contract manufacturing organization (CMO)) payments that accrued prior to the Effective Date; or (viii) material breach of Lipocine’s contractual agreements with Third Parties regarding the Licensed Technology, including the Abbott Agreement, or (x) the Development, manufacture or Commercialization of the Licensed Products by Lipocine, its Affiliates or any of their respective licensees following the effective date of termination of this Agreement, including, but not limited to, all product liability claims, claims that the Licensed Product infringe, misappropriate or violate a Third Party’s intellectual property rights, and Third Party claims related to the misappropriation of the Licensed Technology. Lipocine shall have no obligation to indemnify the GSL Indemnitees to the extent that the Losses arise out of or result from matters for which GSL has an indemnification obligation pursuant to Section 9.2.

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9.2 Indemnification by GSL. GSL hereby agrees to defend, hold harmless and indemnify Lipocine and its Affiliates, and each of their respective officers, directors and employees (collectively, the “Lipocine Indemnitees”), from and against any and all Losses arising out of any Claim brought by a Third Party against a Lipocine Indemnitee to the extent based upon or results from: (i) any breach of GSL’s representations and warranties set forth in Section 8.2 of this Agreement; (ii) GSL’s or its Affiliate’s failure to perform any covenant or agreement of GSL set forth in this Agreement; (iii) the exercise or practice by GSL or its Affiliate or Sublicensee of the licenses granted to GSL under Section 2.1 or use of or arising from the Assigned Assets; or (iv) the Development, manufacture or Commercialization of Licensed Product by or for GSL, its Affiliate or Sublicensees in the Territory on or after the Effective Date; except in the case of (iii) and (iv), to the extent any such Losses result from matters for which Lipocine has an indemnification obligation pursuant to Section 9.1.

9.3 Indemnification Procedures. To be eligible to be indemnified for a Claim, a Person seeking indemnification (the “Indemnified Party”) shall (i) provide the Party required to indemnify such Person (the “Indemnifying Party”) with prompt written notice of the Claim giving rise to the indemnification obligation under this Article 9, provided that, the failure to provide such prompt notice shall not relieve the Indemnifying Party of any of its obligations under this Article 9 except to the extent the Indemnifying Party is actually prejudiced thereby; (ii) provide the Indemnifying Party with the exclusive ability to defend (with the reasonable cooperation of the Indemnified Party) against the Claim; and (iii) not settle, admit or materially prejudice the Claim, without the Indemnifying Party’s prior written consent. The Indemnified Party shall reasonably cooperate with the Indemnifying Party, at the Indemnifying Party’s expense, in the defense of any Claim. Notwithstanding the foregoing, if the Indemnifying Party assumes the defence, the Indemnified Party shall have the right to participate in and have its own counsel participate in any action or proceeding for which the Indemnified Party seeks to be indemnified by the Indemnifying Party. Such participation shall be at the Indemnified Party’s expense, unless (i) the Indemnifying Party and the Indemnified Party shall have mutually agreed to the retention of such counsel or (ii) the named parties to any such proceeding (including any impleaded parties) include both the Indemnifying Party and the Indemnified Party and, in the reasonable opinion of counsel to the Indemnifying Party, representation of both parties by the same counsel would be inappropriate due to actual or potential conflicting interests between them, in which case the reasonable fees and expenses of one counsel of the Indemnified Party will be paid by the Indemnifying Party and the Indemnifying Party’s counsel will control the defense. The Indemnifying Party’s obligations under Section 9.1 or 9.2, as the case may be, shall not apply to the extent of the Indemnified Party’s failure to take reasonable action to mitigate any Losses. The Indemnifying Party shall not settle or compromise (except a settlement or compromise involving solely the payment of money for which the Indemnifying Party is solely responsible and that does not require an admission of liability, responsibility or wrong-doing on the part of the Indemnified Party or a settlement that does not include, as an unconditional term, the giving by the claimant or the plaintiff to the Indemnified Party a release from all liability in respect of the Claim or resulting litigation), or consent to the entry of any judgment (other than a judgment of dismissal on the merits without costs) with respect to, any Claim, without the prior written consent of the Indemnified Party, which will not be unreasonably withheld or delayed.

9.4 Insurance. Each Party shall, at its own expense, procure and maintain during the Term and for a period of                        thereafter, appropriate liability insurance policy/policies, including product liability insurance consistent with normal business practices of prudent companies similarly situated in the United States. Such insurance shall not be construed to create a limit of either Party’s liability with respect to its indemnification obligations under this Article 9. Each Party shall provide the other Party with written evidence of such insurance upon request. Each Party shall provide the other Party with prompt written notice of cancellation, non-renewal or material change in such insurance or self-insurance which could materially adversely affect the rights of the other Party hereunder and shall use Commercially Reasonable Efforts to provide such notice at least                      prior to any such cancellation, non-renewal or material change.

9.5 Limitation. With respect to the indemnity obligation in Section 9.1 and 9.2 above, it is understood and agreed that the indemnification does not cover or include lost profits or other future economic harm or special, incidental, indirect or punitive damages.

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article 10

Confidentiality

10.1 Treatment of Confidential Information. The Parties agree that during the Term, and for a period of                     after this Agreement expires or terminates, a Party receiving Confidential Information of the other Party shall (i) maintain in confidence such Confidential Information; (ii) not disclose such Confidential Information to any Third Party without prior written consent of the disclosing Party, except as otherwise permitted in this Article 10; and (iii) not use such Confidential Information for any purpose other than the performance of its obligations or exercise of its rights under this Agreement.

10.2 Authorized Disclosure.

(a) Ifa Party is required to disclose specific Confidential Information of the other Party to comply with an applicable law, regulation, legal process, or order of a government authority or court of competent jurisdiction, the Party may disclose such Confidential Information only to the entity or person required to receive such disclosure; provided, however, that the Party required to disclose such Confidential Information shall (a) to the extent permitted by such law, regulation, process, order or rules, first have given prompt (but in no event less                                  ) advance notice to such other Party to enable it to seek any available exemptions from or limitations on such disclosure requirement and shall reasonably cooperate in such efforts by the other Party at the other Party’s expense, (b) furnish only the portion of the Confidential Information which is legally required to be disclosed; (c) use all reasonable efforts to secure confidential protection of such Confidential Information, and (d) continue to perform its obligations of confidentiality and non-use set out in this Article 11.

(b) Each Party may disclose Confidential Information of the other Party to Regulatory Authorities to the extent such disclosure is reasonably necessary in regulatory filings required for the development and/or commercialization of Licensed Products. In addition, each Party may disclose Confidential Information of the other Party to the extent such disclosure is reasonably necessary in the following instances: filing or prosecuting patents as permitted by this Agreement; disclosure to Affiliates, Other Licensees or Sublicensees or potential Other Licensees or Sublicensees; disclosure to contractors, employees and consultants, who need to know such information for the development, manufacture and commercialization of Licensed Products; disclosure to bankers, lawyers, accountants, agents or other Third Parties in connection with due diligence or similar investigations or in furtherance of the Party’s obligations under this Agreement; and to potential Third Party investors or lenders (and their respective advisors) in confidential financing documents; provided that any such Third Party is bound by obligations of confidentiality and non-use at least as restrictive as those set forth herein. In the case of each disclosure, the Party making such disclosure shall use reasonable efforts to obtain confidential treatment of any such disclosure, and shall not disclose Confidential Information of the other Party other than is reasonably necessary.

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10.3 Publicity; Terms of Agreement. The Parties shall treat the existence and material terms of this Agreement as confidential and shall not disclose such information to Third Parties without the prior written consent of the other Party or except as provided in Section 10.2 (treating such information as Confidential Information of both Parties for purposes of Section 10.2). The Parties agree that upon execution of this Agreement or shortly thereafter, either Party may issue a press release, which shall be subject to prior review and approval by the other Party, not to be unreasonably withheld or delayed. Except for such press release or as otherwise required by Applicable Law or applicable stock exchange requirements, neither Lipocine nor GSL shall issue or cause the publication of any other press release or public announcement with respect to the transactions contemplated by this Agreement without the express prior approval of the other Party, which approval shall not be unreasonably withheld, conditioned or delayed; provided that, each of Lipocine and GSL may make any public statement in response to questions by the press, analysts, investors or those attending industry conferences or financial analyst calls, or issue press releases, so long as any such public statement or press release is not inconsistent with prior public disclosures or public statements approved by the other Party pursuant to this Section 10.3 and which do not reveal non-public information about the other Party. If, in the reasonable opinion of a Party’s legal counsel, a public announcement of the transactions contemplated by the Agreement is required by applicable laws or applicable stock exchange requirements, then, to the extent permissible by law, such Party will provide the other with notice reasonable under the circumstances (but in no event less than                      prior to disclosure) of such intended announcement and will consult with the other Party with respect to the nature and scope of the required announcement (which shall be limited to the information reasonably required to be disclosed). In addition to the foregoing, with respect to complying with the disclosure requirements of the Securities and Exchange Commission or other stock exchange or regulatory agencies, in connection with any required filing of this Agreement with such agency, the Parties shall consult with one another concerning which terms of this Agreement shall be requested to be redacted in any public disclosure of the Agreement by the agency, Licensed Products and Field of Use, the exhibits, and any dollar amounts set forth herein.

10.4 Injunctive Relief. Given the nature of the Confidential Information and the competitive damage that may result to a Party upon unauthorized disclosure, use or transfer of its Confidential Information to any Third Party, the Parties agree that monetary damages may not be a sufficient remedy for any breach of this Article 10. In addition to all other remedies, a Party shall be entitled to seek specific performance and injunctive and other equitable relief as a remedy for any breach or threatened breach of this Article 10.

10.5 Return of Confidential Information. Upon the effective date of the expiration or earlier termination of this Agreement for any reason, each Party shall return to the other Party and cease using all Confidential Information of the other; provided, however, each Party may retain one (1) copy of such Confidential Information (i) to the extent required to comply with Applicable Law or Regulatory Authority, professional standards or written or established internal document retention policies. (ii) for the sole purpose of performing any continuing obligations hereunder or (iii) for archival purpose (including automated archival processes) or that is embedded in minutes of the board of directors of a Party or its Affiliates.

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article 11

Term And Termination

11.1 Term. Unless sooner terminated pursuant to Section 11.2, this Agreement is effective as of the Effective Date in perpetuity  (such period, the “Term”).

11.2 Termination.

(a) Termination for Bankruptcy/Insolvency. A Party may, but is under no  obligation to, terminate this Agreement on written notice in the event any of the following occurs with respect to the other Party: (a) such Party files a petition in bankruptcy or makes a general assignment for the benefit of creditors or otherwise acknowledges in writing insolvency, or is adjudged bankrupt, and such Party, (i) fails to assume this Agreement in any such bankruptcy proceeding within                         after filing or (ii) assumes and assigns this Agreement to a Third Party; (b) such Party goes into or is placed in a process of complete liquidation; (c) a trustee or receiver is appointed for any substantial portion of such Party’s business and such trustee or receiver is not discharged within                       after appointment; (d) any case or proceeding shall have been commenced or other action taken against such Party in bankruptcy or seeking liquidation, reorganization, dissolution, a winding-up arrangement, composition or readjustment of its debts or any other relief under any bankruptcy, insolvency, reorganization or similar act or law of any jurisdiction now or hereafter in effect is not dismissed or converted into a voluntary proceeding governed by clause (a) above within                       after filing; or (e) there shall have been issued a warrant of attachment, execution, distraint or similar process against any substantial part of the property of such Party and such event shall have continued for a period of                       and none of the following has occurred: (i) it is dismissed, (ii) it is bonded in a manner reasonably satisfactory to the other Party, or (iii) it is discharged.

(b) Termination for Default. Upon any material breach of this Agreement by a Party (the “Breaching Party”), the other Party (the “Non-Breaching Party”) may notify the Breaching Party in writing of such breach and require that the Breaching Party cure such breach within                       of such notice, for any payment breach, or within                       of the Non- Breaching Party’s notice for any other material breach. In the event the Breaching Party shall not have cured the breach by the end of the applicable cure period, the Non-Breaching Party may terminate this Agreement immediately upon written notice to the Breaching Party.

(c) Termination for Convenience. GSL may terminate this Agreement for convenience upon                                            written notice to Lipocine.

(d) Other Termination. If GSL, its Affiliate, its Sublicensee files any lawsuit or reexamination or protest proceeding or the equivalent against Lipocine or its Affiliates seeking a declaratory judgment or determination that any claim(s) of the Licensed Patents is invalid, unenforceable, of narrower scope or otherwise not patentable, then Lipocine shall have the right to terminate this Agreement at any time upon written notice to GSL.

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11.3 Effects of Termination.

(a) Upon any early termination of this Agreement, including pursuant to Section 11.2: (i) all licenses and rights granted under this Agreement to GSL and its Affiliates shall terminate and revert exclusively to Lipocine; (ii) any sublicenses granted to a Sublicensee shall automatically terminate; and (iii) except as expressly permitted in this Section 11.3, GSL (and its Affiliates and Sublicensees) shall immediately cease all Development and Commercialization of Licensed Products and return to Lipocine all physical manifestations of the Licensed Technology and Lipocine Confidential Information (including manufacturing Information).

(b) Upon any early termination of this Agreement, and Lipocine’s request in writing no later than                       after the effective date of such termination, GSL shall, and shall cause its Affiliates and Sublicensees to, promptly assign and transfer to Lipocine (including making such notices and filings as may be required with Regulatory Authorities and other governmental authorities of the Territory to effect such transfer), the following with respect only to the Licensed Products: (i) ownership of all Regulatory Documents and Regulatory Approvals, including the TLANDO Regulatory Approvals and the TLANDO XR Regulatory Approvals, applicable to Licensed Product that are Controlled by GSL, its Affiliate or Sublicensee (including the Regulatory Documents) at such time; (ii) all pre-clinical (including toxicology) and clinical study protocols, data and reports applicable to Licensed Products that are Controlled by GSL, its Affiliate or Sublicensee at such time; (iii) all clinical trial results, and the results of all ongoing clinical trials; (iv) such other information, data, and documents applicable to Licensed Products that are Controlled by GSL, its Affiliate or Sublicensee that are reasonably requested by Lipocine to permit Lipocine and its Affiliates to Develop, manufacture and Commercialize Licensed Products after the termination date; (v) any contracts with Third Parties related to Development, manufacture and Commercialization of Licensed Products, including the                   Supply Agreement; (vi) any inventory of Licensed Product (“GSL Inventory”); (vii) any pending or registered Product Mark Controlled by GSL; (viii) all domain names that are exclusively related to the Licensed Product, and (ix) without limiting the foregoing, all GSL Product Technology. If this Agreement is terminated early by Lipocine pursuant to Section 11.2 or by GSL pursuant to Section 11.2(c), GSL shall make the assignments and transfers to Lipocine under this Section 11.3(b) at no cost to Lipocine                                                                                                                                                                                                                    . If this Agreement is terminated early by GSL pursuant to Section 11.2(a) or (b), such assignments and transfers under this Section 11.3(b) shall be subject to Lipocine’s payment of a reasonable royalty based on Net Sales of Licensed Product                                            to GSL to be negotiated by the Parties in good faith; provided, however, that in the event the Parties are unable to agree upon such reasonable royalty within                       of the applicable date of the notice of termination, the Parties shall submit the dispute to a mutually acceptable valuation expert to determine such royalty                               as soon as practicable and the expert’s determination shall be binding on the Parties. The Parties shall                   share the cost of the expert.

(c) In the event Lipocine requests the assignment and transfer of GSL Inventory, GSL shall grant, and does hereby grant, to Lipocine, its Other Licensees and designees a nonexclusive, royalty-free right and license under the Product Marks and the other Trademarks, tradenames, logos, trade dress and NDCs and/or DIN used by GSL, its Affiliates and Sublicensees to Commercialize the Licensed Products in the Territory, to sell the GSL Inventory. If Lipocine does not request the assignment and transfer of GSL Inventory in writing within                       of the effective date of any termination of this Agreement, GSL shall have the right to sell the GSL Inventory for a period of                                            following such termination of this Agreement so long as GSL is able to do so in compliance with Applicable Laws and has fully paid, and continues to fully pay when due, any and all royalties and milestone payments owed to Lipocine with respect to the sale of the GSL Inventory. GSL shall not, and shall cause its Affiliates and Sublicensees not to, destroy GSL Inventory without providing Lipocine                       prior written notice.

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(d)

11.4 Survival. The following provisions shall survive any expiration or termination of this Agreement: Articles 1 (to the extent needed for the other Articles and Sections that survive), 9, 10, and 12, and Sections 3.8, 5.5, 5.7, 5.8, 11.3 and 11.4. Termination of this Agreement shall not relieve the Parties of any liability which accrued (including any payment obligation that has accrued or become due and payable) (it being understood that, by way of example, GSL’s obligation to pay milestone payments “accrues” when the event has occurred) hereunder prior to the effective date of such termination nor preclude either Party from pursuing all rights and remedies it may have hereunder or at law or in equity with respect to any breach of this Agreement nor prejudice either Party’s right to obtain performance of any obligation. The remedies provided in this Article 11 are not exclusive of any other remedies a Party may have in law or equity.

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article 12

Miscellaneous

12.1 Entire Agreement; Amendment. This Agreement, including the exhibits, constitutes the entire agreement between the Parties (or their Affiliates) related to the subject matter hereof. All prior and contemporaneous negotiations, representations, warranties, agreements, statements, promises and understandings related to the subject matter hereof are superseded by and merged into and extinguished and completely expressed by this Agreement, including the exhibits. No Party shall be bound by or charged with any written or oral agreements, representations, warranties, statements, promises or understandings not specifically set forth in this Agreement, including the exhibits. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties unless reduced to writing and signed by an authorized officer of each Party.

12.2 Notices. Any notice required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been sufficiently given for all purposes (i) when delivered, if personally delivered, (ii) on the next Business Day if sent by recognized overnight courier, or (iii) five Business Days after mailing, if mailed by first class certified or registered airmail, postage prepaid, return receipt requested, in each case using the mailing addresses of the Parties as set forth below (or such other mailing address of which a Party is notified pursuant to this Section 12.2):

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12.3 Governing Law; Dispute Resolution. This Agreement shall be governed and construed in accordance with the laws of the State of                              , as applied to agreements executed and performed entirely within the State of                              , without regard to any applicable principles of conflicts of law. In the event any dispute or other issues arises among the Parties, each of the Parties shall exert its commercially reasonable efforts (including, by the face-to-face meeting of the respective top management) to resolve such dispute or issue. In the eventuality that such dispute or issue cannot be amicably resolved within                         of written notice from a Party, such dispute or issue may be submitted by a Party to the                                                          for binding arbitration in accordance with the commercial arbitration rules of the                                     as then in effect. Such arbitrations shall be conducted in the English language, and, unless otherwise agreed by the Parties to the dispute, shall be held in                                 . Any arbitration award rendered in any such arbitration proceeding may be entered in and enforced by any court of competent jurisdiction. Such arbitration shall be the sole and exclusive dispute resolution mechanism (other than discussion by the Parties), except that a Party may seek interim or permanent injunctive relief in a court of competent jurisdiction.

12.4 Limitation of Liability. EXCEPT FOR FRAUD OR COMPARABLE INTENTIONAL MISCONDUCT, NEITHER PARTY SHALL BE ENTITLED TO RECOVER FROM THE OTHER PARTY ANY INDIRECT, SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES IN CONNECTION WITH THIS AGREEMENT OR ANY LICENSE GRANTED HEREUNDER. For the avoidance of doubt, the limitations set forth in this Section 12.4 shall not apply with respect to either Party’s indemnification obligations under Sections 9.1 or 9.2 for Third Party Claims that are direct damages incurred by the Third Party bringing the Third Party Claim.

12.5 Interpretation. Lipocine and GSL have each participated in negotiations and due diligence and consulted their respective counsel regarding this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.

12.6 Assignment. Neither Party may assign or transfer this Agreement or any rights or obligations hereunder, by operation of law or otherwise, without the prior written consent of the other Party such consent not to be unreasonably withheld, conditioned or delayed; except that a Party may make such an assignment or transfer, by operation of law or otherwise, without the other Party’s consent to its Affiliate(s) or to an entity that acquires all or substantially all of such Party’s rights to the Licensed Products, whether in a merger, consolidation, reorganization, acquisition, sale or otherwise. For the avoidance of doubt, nothing in this Agreement shall be construed as limiting Lipocine’s right to enter into a royalty monetization agreement with a Third Party. This Agreement shall be binding on the successors and permitted assigns of the assigning Party, and the name of a Party appearing herein shall be deemed to include the name(s) of such Party’s successors and permitted assigns to the extent necessary to carry out the intent of this Agreement. Any assignment or attempted assignment by either Party in violation of the terms of this Section 12.6 shall be null and void.

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12.7 Performance by Affiliates. Lipocine and GSL each acknowledge that obligations under this Agreement may be performed by Affiliates of Lipocine and GSL. Each of Lipocine and GSL guarantee performance of this Agreement by its Affiliates, notwithstanding any assignment to Affiliates in accordance with Section 12.6 of this Agreement.

12.8 Severability. In the event that any one or more of the provisions contained herein, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the Parties shall negotiate in good faith with a view to the substitution therefor of a suitable and equitable provision in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid provision; provided, however, that the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be in any way impaired thereby, it being intended that all of the rights and privileges of the Parties hereto shall be enforceable to the fullest extent permitted by law.

12.9 Headings. The heading for each article and section in this Agreement has been inserted for convenience of reference only and is not intended to limit or expand on the meaning of the language contained in the particular article or section.

12.10 Further Actions Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of the Agreement.

12.11 Independent Contractors. The relationship between GSL and Lipocine created by this Agreement is solely that of independent contractors. This Agreement does not create any agency, distributorship, employee-employer, partnership, joint venture or similar business relationship between the Parties. Neither Party is a legal representative of the other Party, and neither Party can assume or create any obligation, representation, warranty or guarantee, express or implied, on behalf of the other Party for any purpose whatsoever. Each Party shall use its own discretion and shall have complete and authoritative control over its employees and the details of performing its obligations under this Agreement.

12.12 Use of Name. No right, express or implied, is granted to GSL by this Agreement to use in any manner any Trademark of Lipocine or its Affiliates other than the Licensed Trademark. GSL shall not use or allow its representatives to use, any name or Trademark of Lipocine or its Affiliates other than the Licensed Trademark, or the name of any of their employees, or any derivatives thereof, for purposes of any promotion, publicity or advertising without Lipocine’s prior written consent, which may be withheld at Lipocine’s sole discretion.

12.13 No Waiver. A Party’s consent to or waiver, express or implied, of the other Party’s breach of its obligations hereunder shall not be deemed to be or construed as a consent to or waiver of any other breach of the same or any other obligations of the other Party. A Party’s failure to complain of any act, or failure to act, by the other Party, to declare the other Party in default, to insist upon the strict performance of any obligation or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof, no matter how long such failure continues, shall not constitute a waiver by such Party of its rights hereunder, of any such breach, or of any other obligation or condition. A Party’s consent in any one instance shall not limit or waive the necessity to obtain such Party’s consent in any future instance and in any event no consent or waiver shall be effective for any purpose hereunder unless such consent or waiver is in writing and signed by the Party granting such consent or waiver.

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12.14 Fees and Expenses. Regardless of whether or not the transactions contemplated by this Agreement are consummated, each Party shall bear its own fees and expenses incurred in connection with the negotiation and execution of this Agreement.

12.15 No Set-Off. Neither Party shall have any right to set-off any amount owed to by such Party to the other Party or an Affiliate thereof under this Agreement.

12.16 No Other Rights. The Parties acknowledge and agree that, except as expressly set forth in this Agreement, neither Party grants any rights or licenses to the other Party under this Agreement nor shall either Party have any rights or obligations under this Agreement.

12.17 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party hereto and its respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement (with the exception of GSL Indemnitees and Lipocine Indemnitees under Sections 9.1 and 9.2, respectively).

12.18 Rules of Construction. The use in this Agreement of the term “including” (or any cognates thereof, such as “include” or “includes”) means “including (or the applicable cognate thereof), without limitation.” The words “herein,” “hereof,” “hereunder,” and other words of similar import refer to this Agreement as a whole, including the exhibits, and not to any particular section, subsection, paragraph, subparagraph or clause contained in this Agreement. All definitions set forth in this Agreement will be deemed applicable whether the words defined are used in this Agreement in the singular or the plural. All references to sections and exhibits mean those sections of this Agreement and the exhibits attached to this Agreement, except where otherwise stated. The words “will” and “shall” are herein used interchangeably and the word “will” shall be construed to have the same meaning and effect as the word “shall”.

12.19 Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

12.20 Precedence. In the event of any conflict between this Agreement and any of the exhibits attached hereto, this Agreement shall control.

12.21 Verity Affiliates’ Guarantee. Each of Holding Company and Verity, jointly and severally, hereby guarantees to Lipocine the performance by GSL of all of GSL’s duties and obligations under this Agreement, including payment obligations, the grant of rights and licenses, defense and indemnity obligations and payment of all damages, liability, costs, expenses and other amounts that may be payable by GSL or its Affiliates, or recoverable by Lipocine or its Affiliates from GSL by virtue of this Agreement. For clarity, Holding Company and Verity, jointly and severally, agrees to pay any amounts owed to Lipocine or its Affiliates by GSL under this Agreement in the event GSL fails to pay such amounts when due under this Agreement and to pay any amounts of liability or damages owed to Lipocine or its Affiliates by GSL for GSL’s breach of the Agreement if GSL fails to pay such amounts when due under this Agreement upon written request.

[Signature Page follows]

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In Witness Whereof, the Parties have executed this Agreement by their duly authorized representatives as of the Effective Date.

Lipocine Inc.

By:
Name:
Title:

Gordon Silver Limited
an Irish corporation

By:

Title:	Chair of the Board

Solely for purposes of Section 12.21 hereof:
Verity Pharmaceuticals, Inc.		Verity Pharmaceuticals, Inc.
A Delaware corporation		a British Columbia corporation

By:		By:

Title:	Authorized Person	Title:	Authorized Person

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Exhibit A

Licensed Patents and Licensed Trademarks

1. Licensed Patents

2. Licensed Trademarks (US Only)

2

Exhibit B

Assigned Agreements

3

Exhibit C

                 Settlement Agreement

4

Exhibit E

Assigned Domain Names

Tlando.net

Tlando.info

Tlando.org

Tlando.us

Tlando.com

Tlando.biz

Tlando.co

Tlando4You.com

Tlandosamples.com

5